FIRST NATIONWIDE TRUST 1999-1
           STRUCTURED ASSET SECURITIES CORPORATION
      MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1999-1



                       TERMS AGREEMENT
                                                  Dated: February 18, 1999


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of February 1, 1999 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: First Nationwide Trust 1999-1; Series 1999-1.

Terms of the Series 1999-1 Certificates: First Nationwide Trust 1999-1, Structured Asset Securities Corporation, Series 1999-1 Mortgage Pass-Through Certificates, Class 1-A, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-A8, Class AX, Class AP, Class 1-B1, Class 2-B1, Class 1-B2, Class 2-B2, Class 1-B3, Class 2-B3, Class 1-B4, Class 2-B4, Class 1-B5, Class 2-B5, Class 1-B6, Class 2-B6 and Class R Certificates (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of (i) two pools of fixed rate, fully amortizing, conventional, first lien residential mortgage loans (the "Mortgage Loans");
(ii) a certificate guaranty insurance policy for the exclusive benefit of the Class 2-A3 Certificates; and (iii) a reserve fund exclusively for the benefit of the Class 2-A3 Certificates. Only the Class 1-A, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-A8, Class AX, Class AP, Class 1-B1, Class 2-B2, Class 1-B2, Class 2-B2, Class 1-B3, Class 2-B3 and Class R Certificates (together, the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-68513.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-A8 and Class R Certificates be rated "AAA" by Standard & Poor's Rating Services, a division of the McGraw-Hill Companies, Inc. ("S&P") that the Class 1-A, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-A8, Class AX, Class AP and Class R Certificates be rated "AAA" by Fitch IBCA, Inc. ("Fitch"); that the Class 2-A4, Class AX and Class AP Certificates be rated "AAAr" by S&P; that the Class 1-B1 and Class 2-B1 Certificates be rated "AA" by Fitch; that the Class 1-B2 and Class 2-B2 Certificates be rated "A" by Fitch; and that the Class 1-B3 and Class 2-B3 Certificates be rated "BBB" by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  February 1, 1999.

Closing Date: 10:00 A.M., New York time, on or about February 25, 1999. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the ------------ Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.




                                  LEHMAN BROTHERS INC.


                                  By: /s/ Stanley P. Labanowski
                                      ----------------------------
                                      Name:  Stanley P. Labanowski
                                      Title:  Vice President

Accepted:

STRUCTURED ASSET SECURITIES
      CORPORATION


By: /s/ Joseph J. Kelly
    ------------------------
    Name:  Joseph J. Kelly
    Title:  Vice President

                                   Schedule 1

                  Initial
                Certificate      Certificate     Purchase
                 Principal        Interest         Price
Class            Amount(1)          Rate        Percentage

Class 1-A      $102,124,000.00      6.25%         99.50%
Class 2-A1     $250,000,000.00      6.50%         99.60%
Class 2-A2     $  2,400,000.00      6.50%(2)      99.60%
Class 2-A3     $ 21,457,000.00      6.50%         99.60%
Class 2-A4     $    132,100.00     (4)            99.60%
Class 2-A5     $ 20,324,000.00      6.50%(2)      99.60%
Class 2-A6     $120,000,000.00      6.50%         99.60%
Class 2-A7     $116,000,600.00      6.50%         99.60%
Class 2-A8     $169,453,800.00      6.50%         99.60%
Class R        $        100.00      6.50%         99.60%
Class AX                 (3)       (3)            99.60%
Class AP       $  1,657,829.00     (4)            99.60%
Class 1-B1     $    729,000.00      6.25%         99.50%
Class 2-B1     $ 13,134,000.00      6.50%         99.60%
Class 1-B2     $    365,000.00      6.25%         99.50%
Class 2-B2     $  6,568,000.00      6.50%         99.60%
Class 1-B3     $    261,000.00      6.25%         99.50%
Class 2-B3     $  2,919,000.00      6.50%         99.60%


------------------------------
(1)   Approximate.

(2) The amount of interest accruing on the Class 2-A2 Certificates and the Class 2-A5 Certificates will not be distributable on such Certificates until the principal balance of the Class 2-A6 Certificates are paid in full (in the case of the Class 2-A2 Certificates) and the principal balance of the Class 2-A1 Certificates are paid in full (in the case of the Class 2-A5 Certificates), but will instead be added to the principal balance of such Certificates, except as described in the Group 2 Prospectus Supplement.

(3) The Class AX Certificates are interest-only certificates; they will not be entitled to payments of principal. Interest will accrue on each of the two components of the Class AX Certificates at a rate of 6.25% in the case of the AX(1) Component, and 6.50% in the case of the AX(2) Component, in each case on a calculated Component Notional Amount as described in the Group 2 Prospectus Supplement.

(4) The Class 2-A4 and Class AP Certificates are principal-only certificates; they will not be entitled to payments of interest. Principal will be distributed on each of the two components of the Class AP Certificates as described in the Group 2 Prospectus Supplement.